Exhibit 5.1

May 20, 2011

Douglas Dynamics, Inc.
7777 North 73rd Street
Milwaukee, Wisconsin  53223

Re:	Douglas Dynamics, Inc.
Registration Statement on Form S-1 (File No. 333-173860)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-173860, as amended (the “Registration Statement”), of Douglas Dynamics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders identified in the Registration Statement of 5,750,000 shares  (the “Shares”) of the Company’s common stock, par value $0.01 per share.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP